Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact information for Visant/Jostens:

Paul Carousso – 914.595.8218

Contact information for Intergold:

Miran Armutlu – 403.267.8900

Visant Corporation and Intergold Ltd. Jointly Announce Mailing of Offer Documents In Connection with

Visant’s Offer to Purchase Intergold Common Shares

ARMONK, NEW YORK AND CALGARY, ALBERTA – March 16, 2010

Visant Corporation (“Visant”) and Intergold Ltd. (“Intergold”) (TSXV:IGO.A) jointly announce that the offer to purchase and take-over bid circular (the “Offer”) and other related documents associated with Visant’s previously announced cash offer to acquire all of the issued and outstanding common shares of Intergold have been mailed to Intergold shareholders and are available on SEDAR (www.sedar.com). The Offer is being made through Intergold Acquisition Corp., a newly incorporated, wholly owned subsidiary of Visant’s Jostens, Inc. subsidiary.

Under the Offer, depositing Intergold shareholders whose common shares have been taken up under the Offer will receive $0.16 (Cdn) in cash per Intergold common share. The Offer will be open for acceptance until 4:30 p.m. (Calgary time) on April 21, 2010, unless extended or withdrawn. The Offer will be funded through cash on hand and Visant’s existing revolving credit facilities.

The Board of Directors of Intergold (the “Intergold Board”) has unanimously approved the Offer and concluded that the transaction is in the best interests of Intergold and its shareholders. The Intergold Board unanimously recommended that the Intergold shareholders tender their common shares in acceptance of the Offer. The Directors’ Circular was included in the mailing and is also available on SEDAR.

The Offer is subject to certain customary conditions, including its acceptance by the holders of at least two-thirds of the outstanding common shares of Intergold, and customary regulatory approvals.

The Depositary for the Offer is ComputerShare Investors Services Inc and ComputerShare may be contacted toll-free for calls made within North America at 1-800-564-6253, or for calls made outside North America at 1-514-982-7555.

Intergold’s common shares are listed on the TSX Venture Exchange under the symbol IGO.A.

FORWARD LOOKING STATEMENTS

Certain statements in this press release may contain “forward-looking statements.” Forward-looking statements are based on the current expectations or forecasts of future events by management of Visant or Intergold. In particular, this news release contains forward-looking statements with respect to, among other things, the satisfaction of the conditions to the Offer, including acceptance by Intergold shareholders of the Offer; and the completion of the Offer. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements are based on respective company management’s current expectations as of the date made and no assurance can be given that such expectations will prove correct. Readers are cautioned not to place undue reliance on these forward-looking statements and are encouraged to read the full cautionary statements in Visant Corporation’s or Intergold Ltd.’s public disclosure filings. All forward-looking statements speak only as of the date they are made and Visant and Intergold disclaim any obligation to publicly update or revise any of the forward-looking statements in light of new information, future events or otherwise, except as required by law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.